SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 20th day of May, 2024 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and BAIRD FUNDS, INC., a Wisconsin corporation (the “Corporation”), not individually but solely on behalf of its Funds as set forth on Exhibit A hereto, separately and not jointly (each such Fund a “Borrower” or a “Borrowing Fund,” and collectively the “Borrowers” or the “Borrowing Funds”), with its address at 777 East Wisconsin Avenue, 18th Floor, Milwaukee, Wisconsin 53202.

W I T N E S S E T H:

WHEREAS, the Bank, the Corporation and the Borrowers entered into an amended and restated loan agreement originally effective as of May 23, 2022 (the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement in order to extend the maturity date and to add, modify and restate certain other provisions therein (this amendment herein sometimes called this “Second Amendment”).

NOW, THEREFORE, the parties agree as follows:

1.Changes in Loan Facility.

(A)    The definition of “Custodian” in Section 1(a) of the Loan Agreement is hereby amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Custodian” shall mean the Bank, serving in its separate capacity as custodian pursuant to the Custody Agreements.

(B)    The definition of “Custodian” in Section 1(a) of the Loan Agreement is hereby amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Custody Agreements” shall mean those certain Custody Agreements now in effect between the Corporation and the Custodian, as they may be amended, restated, modified or supplemented from time to time.

(C)    The definition of “Maturity Date” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows:

“Maturity Date” shall mean, with respect to each Loan if the Bank, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) May 19, 2025 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

(D)    The definition of “Maximum Amount” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows:

“Maximum Amount” shall mean One Billion Dollars ($1,000,000,000) in the aggregate for all Funds under this facility.

(E)    Until such time as the Bank again requires a promissory note (as specified below and subject thereto): (i) The definitions in Section 1(a) of the Loan Agreement shall be modified to remove any reference to a “Note,” including but not limited to the definitions of “Loan Documents” and “Obligations,” and (ii) Section 3(d) of the Loan Agreement shall be modified to delete “and the Note” and “or under the Note” each place where such phrase is referenced in Section 3(d), and (iii) the delivery of a Note as a closing condition under Section 6(a)(ii) shall be deemed omitted.

(F)    Section 2(b) of the Loan Agreement is hereby amended and restated as follows:

(b)    Status of Prior Notes; Continued Evidence of Indebtedness; Balance of Loans.

(i)    Effective as of May 20, 2024 and (subject to subsection (iii) below) as to any future amendments of this Agreement, the Loans to each Borrower and their Obligations hereunder need not be evidenced by any promissory note, but rather deemed evidenced solely by this Agreement. The existing Amended and Restated Promissory Note dated May 22, 2023 shall hereafter be deemed cancelled and null and void (so long as it has, as of May 20, 2024 or thereafter, no outstanding balance due thereunder). Nevertheless, the Borrowers and the Bank acknowledge and agree that the obligations of the Borrowers to the Bank under this Agreement shall not in any manner be deemed cancelled or satisfied, but (as aforesaid) shall hereafter be deemed evidenced solely by this Agreement, and as may be amended in the future.

(ii)    Each Borrower (regardless of and including all account numbers related to such Borrower) continues to authorize the Bank to charge or increase any Loan balance of such Borrower for the amount of any payment due from such Borrower to the Bank hereunder.

(iii)    The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the Bank resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder. Such entries shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay the Obligations in accordance with their terms. The Bank in the future may request that its Loans again be evidenced by a promissory note substantially in the form of existing Exhibit B to this Agreement (the “Note”). In such event, the Corporation on behalf of the Borrowers shall prepare, execute and deliver to the Bank such a Note payable to the order of the Bank. Thereafter, Loans evidenced by such Note and interest thereon shall at all times be represented by such a Note (except to the extent that the Bank subsequently returns such Note for cancellation and requests that such Loans once again be evidenced solely by this Agreement as described above).

(G)    Section 6(a)(i) of the Loan Agreement is supplemented so that the Corporation shall provide the Bank with an updated and revised Officer’s Certificate, in the form of Exhibit B hereto, certifying that as to incumbency, the name, title, and specimen signature and/or email address of each individual who shall be authorized (each an “Authorized Officer”) (1) to sign, in the name of the Corporation and its Funds, revisions to and amendments of the Loan Agreement and the other Loan Documents, and/or (2) to request Loans and authorize loan repayments, give certificates and notices (including, without limitation, new Officer’s Certificates) and to take other action on behalf of the Corporation and its Funds under the Loan Agreement. Only Authorized Officers who are duly elected executive officers of the Corporation are authorized to provide the Bank with the names of those Authorized Officers to be added to or deleted from status as such Authorized Officers, and/or the names of others authorized to undertake Loan requests and arrange Loan repayments under the Loan Agreement.

(H)    Section 8(i) of the Loan Agreement is hereby amended and restated as follows:

(i) Amendment; Extension of Maturity Date. This Agreement may not be modified or amended except in a writing signed by the authorized officers of the Bank and by the Corporation. However, at the sole option of the Bank, the Maturity Date specified in clause (b) of the definition thereof, may be extended for additional 364-day periods (subject to such extension being the only then change to this Agreement) if an Authorized Officer who is an executive officer of the Corporation, on behalf of the Borrowers, delivers to the Bank (from such officer’s email address) at least thirty (30) days prior to the date then specified in clause (b) of the definition of Maturity Date, an extension request substantially in the form of Exhibit F-1 attached hereto and made a part hereof (an “Extension Request”). The Extension Request shall confirm the continuance of and be subject to the conditions for Loans specified in Section 6(b) of this Agreement. If such an extension is granted by the Bank, it shall be evidenced by an extension approval letter substantially in the form of Exhibit F-2 attached hereto and made a part hereof (an “Extension Approval Letter”) and this Agreement will be deemed amended to extent necessary to give effect to such extension. Agreement by the Bank to allow an extension in this manner does not commit the Bank to make any future extension similarly available and the Bank may, at its option, require any such future extension of the term of this Agreement to be evidenced by an “Amendment to Loan Agreement” signed by both parties.

(I)    Section 8(p) is hereby added to the Loan Agreement as follows:

(p) Bank as Lender and Custodian. The Bank as lender will, at the request of the Corporation for the Borrowers, serve in a dual capacity as a result of each Borrower’s custodial relationship with the Bank. The Corporation on behalf of the Borrowers acknowledges and agrees that the Bank under this Agreement is acting solely as a lender in a completely separate capacity hereunder than its services as Custodian (and the Bank assumes hereunder none of the obligations of the Custodian under the Custody Agreement or under any applicable laws governing such custodial relationships). The Bank, as lender, shall have and may exercise the same rights and powers as a lender that is not acting as such a custodian, including without limitation, if applicable, the disposition and sale of any and all assets of the Borrowers pledged as collateral for the Obligations. The Corporation on behalf of the Borrowers (i) waives any and all claims of conflict of interest or breach of fiduciary duty or otherwise related thereto, and (ii) releases, indemnifies and holds harmless the Bank from any claim, action, liability, loss, damage or expense of any nature whatsoever, arising out of or relating to any allegation of such a conflict of interest or breach of fiduciary duty as result of any action taken by the Bank as permitted in this Agreement or any of the other Loan Documents.

(J)    Exhibit A to this Second Amendment is also Exhibit A to the Loan Agreement.

2.    Effectiveness. This Second Amendment shall be effective upon delivery to the Bank of an original Second Amendment and an original revised Officer’s Certificate, both duly executed by the Corporation on behalf of the Borrowing Funds and with respect to this Second Amendment also duly executed by the Bank. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3.    Representations, Warranties and Covenants. The Corporation on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)    This Second Amendment has been duly executed and delivered by the Corporation on behalf of the Borrowing Funds, is authorized by all requisite corporate action of the Corporation and such Funds and is the legal, valid, binding and enforceable obligation of the Corporation and such Funds; and

(B)    The execution and delivery of this Second Amendment by the Corporation on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Articles, Bylaws or other governing documents of the Corporation, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Corporation or the Borrowing Funds are a party or by which the Borrowing Funds or any of their assets or properties are bound; and

(C)    Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Second Amendment; and

(D)    Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants of the Corporation or the Borrowers set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.    Miscellaneous.

(A)    As amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)    Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)    The Borrowers shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it or for which it becomes obligation in connection with or arising out of this Second Amendment.

(D)    Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with their respective terms. This Second Amendment is a Loan Document.

(E)    This Second Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

[Signatures page follows]

IN WITNESS WHEREOF, the parties have executed this Second Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:    /s/ Lissets Garcia
Lissets Garcia
Vice President

BAIRD FUNDS, INC., not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

By:    /s/ Peter Hammond
Peter Hammond
Vice President

EXHIBIT A

To Second Amendment to Loan Agreement

FUND NAME	ACCOUNT NUMBER
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Quality Intermediate Municipal Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird Mid Cap Growth Fund	19-0552
Baird Equity Opportunity Fund	19-0591
Baird Ultra Short Bond Fund	19-0592
Baird Short-Term Municipal Bond Fund	19-0593
Baird Core Intermediate Municipal Bond Fund	19-0594
Baird Small/Mid Cap Growth Fund	19-0693
Baird Chautauqua Global Growth Fund	19-0692
Baird Chautauqua International Growth Fund	19-0691
Baird Strategic Municipal Bond Fund	19-0696
Baird Municipal Bond Fund	19-0697

EXHIBIT B
REVISED OFFICER’S CERTIFICATE

The persons listed immediately below under “Executive Officer” are duly elected executive officers of the Corporation and (a) each is an Authorized Officer under the Loan Agreement and is authorized to execute on behalf of the Corporation on behalf of the Borrowers and deliver to the Bank this Certificate and all other documents and instruments described in the applicable resolutions of the board of directors of the Corporation on file with the Bank and in Section 6(a)(i) of the Loan Agreement and (b) each of those individuals listed below who are duly elected executive officers of the Corporation is authorized to provide the Bank in the future with the names of additional Authorized Officers and/or the deletions of any such Authorized Officers under the Loan Agreement. In order to facilitate the ability of the Bank to accept from the Borrowers from time to time any document or instrument executed pursuant to or in accordance with Loan Agreement specifically (but without limitation) Sections 2(c), 6(a)(i) and/or 8(n), including through the use of secure digital encryption technology, such as DocuSign eSignature®, the Borrowers hereby confirm to the Bank that the Corporation’s Authorized Officers and other additional persons designated by an Authorized Officer (who is an executive officer of the Corporation) as authorized to request Loan advances and authorize Loan repayments under the Loan Agreement (and their names, titles, respective email addresses, and signatures (if any) on file with the Bank), are those to whom the Bank may send and receive as authorized such instructions for electronic signatures. As of the date hereof, the Authorized Officers of the Corporation (including executive officers and non-executive officers) and those other individuals with authority limited to requesting Loans and authorizing Loan repayments are as follows:

Executive Officers:

Name	Title	Email
Mary Ellen Stanek	President
Peter Hammond	Vice President
Dustin J. Hutter	Treasurer
Mandy L. Hess	Assistant Treasurer

Other Authorized Officers:

Name	Title	Email

Individuals limited to only requesting Loans and authorizing Loan repayments:

Name	Title	Email
Warren D. Pierson	Managing Director of the Advisor
Jay E. Schwister	Managing Director of the Advisor
Heidi Schneider	Managing Director of the Advisor
M. Sharon deGuzman	Managing Director of the Advisor
Reik Read	Managing Director of the Advisor
Angela Sell	Business Analyst

Any such Authorized Officer who is an executive officer of the Corporation may, from time to time, notify the Bank in writing of changes to the list of such Authorized Officers or such other persons, their titles and/or their email addresses for purposes of requesting advances, making repayments or receiving instructions regarding electronic signatures, on the Authorized Officers and signers change request form (the “Signatory Update Form”) attached hereto as Schedule B-1.

Dated as of May 20, 2024

BAIRD FUNDS, INC., not individually but solely on behalf of its Funds listed on Exhibit A to the Loan Agreement, separately and not jointly

By: /s/ Peter Hammond
Name: Peter Hammond
Title: Vice President

SCHEDULE B-1
To Revised Officer’s Certificate
Signature Authority Update Form

Shelly L. Allen
Senior Vice President
U.S. Bank Mutual Fund Lending
425 Walnut Street, CN-OH-W6TC
Cincinnati, Ohio 45202

Dear Shelly:

BAIRD FUNDS, INC., a Wisconsin corporation (the “Corporation”) acting solely on behalf of the Borrowers under the Loan Agreement, would like to modify the Authorized Officers and/or persons authorized to request advances and direct repayments under the Loan Agreement with the Bank.

Please add the following persons as Authorized Officers who are executive officers of the Corporation:

Name:
Title:
Email:

Name:
Title:
Email:

Please add the following persons as Authorized Officers (non-executive officers of the Corporation):

Name:
Title:
Email:

Name:
Title:
Email:

Please add the following persons as authorized only to request advances and arrange repayments:

Name:
Title:
Email:

Name:
Title:
Email:

Please remove the following persons from being Authorized Officers who are executive officers of the Corporation:

Name:
Title:
Email:

Name:
Title:
Email:

Please remove the following persons from being Authorized Officers (non-executive officers of the Corporation):

Name:
Title:
Email:

Name:
Title:
Email:

Please remove the following persons from being authorized to request advances and arrange repayments:

Name:
Title:
Email:

Name:
Title:
Email:

The undersigned, as an existing executive officer and Authorized Officer of the Corporation: (a) approved the addition and/or deletion of the individuals listed above, and (b) certifies that the undersigned has been authorized to do so by the Board of Directors of the Corporation.

By:_________________________________
Title
Date:

EXHIBIT F-1

FORM OF EXTENSION REQUEST

[Date]

TO: U.S. Bank National Association (the “Bank”) under that certain Amended and Restated Loan Agreement dated as of May 23, 2022 (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”) between BAIRD FUNDS, INC. (the “Corporation”), not individually but solely on behalf of its Funds as set forth on Exhibit A of the Agreement, separately and not jointly, and the Bank.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

Ladies/Gentlemen:

Pursuant to Section 8(i) of the Agreement, the Corporation, not individually, but solely on behalf of the Borrowers, hereby (i) confirms that each of the preconditions set forth in Section 6(b) of the Agreement continues to be satisfied, and (ii) requests that the Bank extend the Maturity Date as specified in clause (b) of the definition thereof (currently, [________]) for another 364 day period to [________].

Please notify the Borrowers as soon as possible of the Bank’s determination in response to this request.

Very truly yours,

BAIRD FUNDS, INC., not individually but solely on behalf of its Funds listed on Exhibit A to the Agreement, separately and not jointly

By: ___________________________________
Name: _________________________________
Title: __________________________________

EXHIBIT F-2

FORM OF EXTENSION APPROVAL LETTER

[DATE]

Baird Funds, Inc.
[Address]
Attention: [Name, Title]

Ladies/Gentlemen:

Please refer to the letter dated [________] from Baird Funds, Inc. (the “Corporation”), not individually but solely on behalf of its Funds as set forth on Exhibit A of the Agreement (defined below), separately and not jointly requesting an extension of the term of the Amended and Restated Loan Agreement dated as of May 23, 2022 between the Corporation, not individually but solely on behalf of its Funds set forth on Exhibit A thereto and U.S. Bank National Association (the “Bank”) (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

By its execution of this letter, but subject to the prior satisfaction of each of the conditions precedent set forth in Section 6(b) of the Agreement, the Bank hereby consents to the extension of the Maturity Date as specified in clause (b) of the definition thereof from [original or previously extended maturity date] to [364 days after the original or previously extended maturity date] and such clause (b) of the definition of Maturity Date is hereby deemed amended to the extent necessary to reflect such extension.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Schedule One

To Second Amendment to Loan Agreement

Nothing to disclose